Exhibit 10.92

June 2, 2020

David D. Moore
6116 Legacy Estates Drive
Colleyville, TX 76034

Dear Dave,

Congratulations on your new role as Executive Vice President and Chief Technology Officer. We are pleased to present to you the following offer effective June 8, 2020 (the “Effective Date”). Please note that both your title change and the offer below are subject to approval by the Board of Directors (or a committee of the Board, as applicable).

•Base Salary: Effective July 6, 2020, your annualized base salary will be $530,000, less withholding for taxes and deductions, which under the Company’s current payroll practices will result in a bi-weekly gross pay rate of $20,384.62. As discussed, you remain subject to the mandatory U.S. pay cuts until such date as pay is restored.

•Annual Bonus: Your annual target cash bonus under Sabre’s Executive Incentive Program (“EIP”) will increase to 85%.

•Participation in the Company’s Long-Term Equity Incentive Plan: You will remain eligible to participate in the Company’s LTI program. The target grant value beginning in March 2021 for this position will be $1,500,000, and it will be determined in the Company’s sole discretion and may vary (higher or lower) due to individual performance or Company performance. All grants will be made in accordance with the Company’s programs and processes, subject to Board and Compensation Committee approvals, as applicable.

•Termination Provisions: You will be eligible to participate in the Company’s Executive Severance Plan as a Level 2 Employee, subject to approval by the Compensation Committee of the Board, which will provide you with certain severance benefits in the event of your termination of employment by the Company other than for Cause or your resignation for Good Reason (each as defined in the Executive Severance Plan) and which otherwise addresses the treatment of your termination of employment.

All compensation payments described in this letter will be paid in accordance with the Company’s customary payroll practices and the requirements of applicable law.

This letter is not a contract of continuing employment. Subject to the notice provisions contained in the Company’s Executive Severance Plan, your employment by the Company is for no fixed term, and will be “at-will,” which means that either you or the Company may terminate the employment relationship at any time for any reason or for no reason, with or without cause, and with or without notice. The laws of the State of Texas govern the construction, interpretation and enforcement of this offer letter.

Dave, your contributions and leadership make you a highly valued member of the leadership team. We are confident you will be successful in this new role and look forward to our continued partnership. Please sign this letter and return it to me no later than June 5, 2020.

Sincerely,

/s/ Dave Shirk
Dave Shirk
President, Travel Solutions

Acceptance: I agree with and consent to the events, terms and conditions of this letter.

/s/ David D. Moore	3 June 2020
David D. Moore	Date